Southwestern Energy Third Quarter 2006 Earnings Teleconference

Speakers:

Harold Korell; President, Chairman and Chief Executive Officer

Richard Lane; Executive Vice President and President of the company’s Exploration and Production business

Greg Kerley; Executive Vice President and Chief Financial Officer

Harold Korell: Good morning, and thank you for joining us.  With me today are Richard Lane, the President of our Exploration and Production segment and Greg Kerley, our Chief Financial Officer.

If you have not received a copy of the press release we announced yesterday regarding our third quarter 2006 financial results, you can call Annie at (281) 618-4784 and she’ll fax a copy to you.  Also, I would like to point out that many of the comments during this teleconference may be regarded as forward-looking statements that involve risk factors and uncertainties that are detailed in our Securities and Exchange Commission filings.  These forward-looking statements are subject to risks and uncertainties, many of which are beyond our control.  Although we believe the expectations expressed are based on reasonable assumptions, they are not guarantees of future performance and actual results or developments may differ materially.

Well, we had a very good third quarter.  We again made progress in our development drilling programs in the Arkoma Basin and in East Texas.  And, even more significantly we have successfully expanded the known productive area of the Fayetteville Shale to the east with the Hefley well’s performance.  In addition, wells to the north of the Hefley have been logged with significant pay sections.  On the production front the Fayetteville Shale volumes are increasing, now at 70 MMcf per day gross.

In other plays, Richard will update our activity in the Moorefield Shale in Arkansas and the Barnett activity in West Texas.  Also, worth mentioning is that we are now participating in wells in the Woodford play in Oklahoma as a result of our land holdings from our conventional Arkoma activities.

I think I will now turn the teleconference over to Richard for an update on our operations and then to Greg for a discussion of our financial results.

Richard Lane:  Thank you and good morning.

During the 3rd quarter, we produced 19.3 Bcfe.  This is 17% higher than the 16.4 we produced in the 2nd quarter.  Our Fayetteville Shale production alone was 3.8 Bcfe in the 3rd quarter, up substantially from the 1.8 produced in the 2nd quarter.

Through the 3rd quarter, we have spudded a total of 273 wells, including 142 wells in our Fayetteville Shale play, 61 wells in East Texas, 56 wells in the conventional Arkoma Basin, 12 wells in the Permian Basin and 2 in the Rockies.  We invested a total of $578 million in our E&P program during the 1st 9 months of 2006.  We currently have 25 rigs running, 14 rigs in the Fayetteville Shale play, 5 rigs in East Texas, 5 rigs in the conventional Arkoma Basin, and one in the Permian Basin.

Fayetteville Shale Play

In the Fayetteville Shale Play, we invested approximately $222 million, including $175 million for drilling and completions and $22 million for leasehold in the first nine months of 2006.  We invested an additional $74.0 million in drilling rigs.  As we announced yesterday, we have increased our 2006 capital plan by $95 million, all of which is allocated to our Fayetteville Shale project.  This increase is due primarily to changes during the year in our fracture stimulation practices, higher service costs, increased OBO activity, costs related to our 2005 land drilling rig purchases that were paid in 2006, and the purchase of an 11th drilling rig.  Our total 2006 capital investment in the Fayetteville Shale project is now forecasted to be approximately $487 million including the investments associated with our new drilling rigs.

As of October 19th, we have now drilled and completed 128 wells, including 52 vertical wells and 76 horizontal wells, in 25 pilot areas in 8 counties.  Forty-nine of the horizontal wells have been completed with either slick water or cross-link fracture treatments.  In yesterday’s Operational Update, we included an update of the normalized average horizontal well production graph for wells which were stimulated using a slickwater or cross-link frac.  This graph continues to show improved early production performance from these wells.  The average initial production test rate for the 49 wells was 1.7 MMcf per day, 42 of which have been on production for more than one month.  The average rate for these 42 wells after 30 days was 1.5 MMcf per day.  The average rate of the 23 wells on production after 90 days was 1.4 MMcf per day.  A summary table of performance for the 49 slick-water/cross-link wells is included in the Operational Update we released yesterday.

In our Operational Update, we also included an updated graph of gross production volumes from our Fayetteville Shale Play which shows the effect of improved well performance and project acceleration.  Current total gross production from our Southwestern-operated wells is approximately 70 MMcfpd, up from 50 MMcfpd in early August and 20 MMcfpd at May 1st.  We continue to expect our gross 2006 exit rate to be near 100 MMcfpd.

In our last teleconference, we reported that we had extended the Fayetteville Shale Play approximately 20 miles to the east with the drilling of the Hefly #1-12-H located in our Sharkey pilot area of White County.  The Hefly well was drilled and logged approximately 363 feet of gross Fayetteville Shale with pay comparable to what we are seeing in our Cove Creek field.  This well is currently producing 1.1 MMcfpd after being on production for 53 days.

In the third quarter, we further extended the play with new wells in our Mako and Hammerhead pilot areas.  The Johnson #1-16H, located in our Mako pilot area approximately 6 miles northwest of the Hefly well, encountered 486 feet of gross Fayetteville Shale pay.  This well was recently fractured stimulated and is currently flowing back.  The Nicholson #1-16H, in our Hammerhead pilot area approximately 6 miles northeast of the Hefly well, encountered 562 feet of gross Fayetteville Shale pay.  The Nicholson well is scheduled to be fracture stimulated next week.  The Fayetteville Shale in these two wells has been the thickest we have penetrated to date.

We are currently completing the Carter #2-35H horizontal well in the Moorefield Shale, which underlies the Fayetteville Shale in some areas.  This well is located in our East Cutthroat pilot area of Cleburne County.  The Moorefield Shale represents an additional unconventional resource target, for which we control 130,000 prospective acres.

As of September 30th, we held a total of approximately 887,000 net acres in the Fayetteville Shale Play area.  Of this, approximately 762,000 net acres were in the undeveloped play area and the remaining 125,000 net acres were in the traditional “Fairway” area of the Arkoma Basin that is held by conventional production.

We currently have 14 rigs running in our Fayetteville Shale Play.  Of these 14, two are “shallow” rigs which we use to drill the vertical portion of our wells prior to moving in one of the larger rigs capable of drilling the horizontal section.  Eight of these are company-owned built-for-purpose rigs.  We expect to have 4 shallow rigs and 15 deeper rigs in the play at the end of this year.  We are currently in the process of formulating our Fayetteville Shale plans for 2007.  At this time, we expect to continue utilizing these 19 rigs in the play throughout next year.

We currently have an inventory of 27 wells in our Fayetteville Shale Play waiting on completion.  This compares to 12 wells at the end of the 2nd quarter.   We are continuing to ramp up the resources dedicated to the Play.  We currently have 2 completion crews operating in the area, and we expect to have up to 5 crews running by the end of the 1st quarter of 2007.  By that time, we expect the short-term completion resource constraint will be mostly resolved.  We continue to anticipate that our net 2006 production from the Fayetteville Shale will be between 11 and 13 Bcfe.

Arkoma Basin Conventional

In our conventional Arkoma Basin properties, we invested approximately $69 million and spudded 56 wells in the 1st nine months of 2006.

We currently have five rigs running at our Ranger Anticline Project Area in Yell and Logan Counties, Arkansas.  The area between our main Ranger Anticline producing area and the eastern extension we started developing in 2005, is continuing to yield good producers.  Our SKK #1-13 is currently producing 1.1 MMcfpd after being on production for 141 days.  An offset, the Smith #1-12 which we completed in the 3rd quarter, is producing 5.5 MMcfpd after being on production for 64 days.

At our Midway Prospect in Logan County Arkansas, we have drilled a total of five wells to date.  Of those, two wells are producing and three wells are either being completed or waiting on pipeline.  We hold approximately 28,650 gross acres in the Midway exploration area.

East Texas

In East Texas, we remain active in our Overton field and the Angelina River Trend.  In the 1st nine months of 2006 we invested approximately $151 million in East Texas and spudded 61 wells: 54 at Overton and 7 at Angelina River.  We continue to have 4 rigs drilling at Overton with an additional rig in the Angelina River Trend.    We expect to bring two company-owned drilling rigs into the area by the end of 2006.  These new rigs are expected to result in lower overall drilling costs and higher returns on our investment.  We plan to drill approximately 85 wells in East Texas in 2006.

Permian Barnett

In our Permian Basin Barnett Shale project, we are continuing completion operations on our first two vertical test wells.  The State Street State #701 in our Popeye prospect, which we drilled and completed in the 2nd quarter, is currently shut-in for a pressure build up test after testing non-commercial quantities of gas.  The Dela Mineral 3 State #701 in our Coronado prospect is currently being completed and preliminarily tested at an estimated rate of 2.1 MMcf per day over a shortened test period.

South Louisiana

Finally, in early October, we signed a purchase and sale agreement to sell our remaining South Louisiana producing properties for an estimated $14 million, subject to customary closing adjustments.  At year-end 2005, our South Louisiana properties had proved reserves of approximately 9.0 Bcfe.  The proceeds from this sale will be re-invested in higher PVI projects in our core areas.

Summary

In summary, we continue to be very encouraged by our success in our Fayetteville Shale project.  Our programs in the Arkoma Basin and East Texas are yielding strong results plus we are delivering significant production growth while adhering to our strategy of creating “value plus” through our investments.

I will now turn it over to Greg Kerley who will discuss our financial results.

Greg Kerley:  Thank you, Richard, and good morning.  As Harold indicated, we reported strong results for the third quarter.  Earnings for the quarter were $33.5 million, or $0.20 per diluted share, compared to $39.5 million from the third quarter of 2005.  Our 2005 earnings included an $8.7 million pre-tax gain relating to future basis hedges and, excluding that gain, our earnings were approximately level with the prior year period.

Net cash flow provided by operating activities (before changes in operating assets and liabilities) set a new record for the quarter at $95.2 million, up 19% from the prior year as a result of our strong production growth.

Operating income for our E&P segment was $56.3 million for the quarter compared to $68.9 million last year, as the increase in revenues resulting from the growth in our production volumes was more than offset by increased operating costs and lower natural gas prices.

We realized an average gas price of $6.23 per Mcf for the third quarter of 2006, compared to $6.98 for the same period last year.  Our hedging activities increased our average gas price realized during the quarter by $0.19, compared to a decrease of $0.91 for the same period of 2005.

Our current hedge position, which consists primarily of costless collars, provides us with a solid level of cash flow protection while still allowing us to retain considerable upside.  We have hedged approximately 60% to 65% of our targeted fourth quarter gas production and currently expect our average realized price during the quarter to be approximately $0.45 to $0.55 per Mcf lower than the NYMEX Henry Hub price.  Additionally, we have hedged 55 Bcf of our future gas production for 2007 and 22 Bcf for 2008.  Our detailed hedge position is included in our Form 10-Q.

Lease operating expenses per unit of production were $0.68 per Mcfe in the third quarter of 2006, up from $0.51 for the same period in 2005.  The increase in our unit operating expenses was primarily due to increases in our gathering and compression costs related to the development of the Fayetteville Shale play.

General and administrative expenses per unit of production were $0.54 per Mcfe in the third quarter of 2006, up from $0.42 in 2005, primarily due to our increased staffing levels.

Over the past year we have made a significant investment of time and resources to meet the staffing needs of developing our Fayetteville Shale play.  We added 389 new employees during the first nine months of 2006, most of which were hired in our E&P segment, and expect to hire an additional 115 to 130 employees by year-end.  Approximately 300 to 325 of the projected total new hires during 2006 are expected to be employed by our drilling company.

Our full cost pool amortization rate was $1.97 per Mcfe for the third quarter, compared to $1.44 per Mcfe a year ago.  The increase is primarily due to higher finding and development costs. Our finding and development costs during 2006 are expected to be heavily impacted by the timing and amount of reserve bookings in our Fayetteville Shale play.

Operating income from our midstream services segment, which is comprised of our gas marketing and gathering activities, was $1.3 million during the third quarter, compared to $1.5 million in the prior year-period.

Our utility systems realized a seasonal operating loss of $4.5 million in the third quarter of 2006, compared to a loss of $3.2 million for the same period of 2005.

On September 25, 2006, our utility filed a request for a $13.1 million annual increase in its general rates and tariffs with the Arkansas Public Service Commission. The Commission has 10 months to review the filing and make a decision on the request. Any approved increase is expected to take effect in July, 2007.

Our capital investments for the quarter were $258.4 million and were $632.1 million for the first nine months of 2006. As we reported yesterday, we have increased our projected capital investments for 2006 to $925 million, up approximately 11% from the $830.1 million capital program announced in December of last year.  As Richard indicated, the increased amount includes projected capital expenditures of $865 million for our E&P segment, up from $770.3 million.

Our balance sheet and financial condition remain extremely strong.  As of September 30, 2006, our balance sheet debt-to-total capitalization ratio was 9% percent and we had access to $500 million under our current revolving credit facility.

We lowered our production guidance for the fourth quarter of 2006 to a range of 20.4 Bcfe to 21.4 Bcfe and our full year guidance to a range of 72.0 to 73.0 Bcfe to reflect the current shortage of pressure pumping equipment and crews in our Fayetteville Shale play and the pending sale of our South Louisiana properties.

That concludes my comments, so now we’ll turn back to the operator who will explain the procedure for asking questions.

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Southwestern Energy Company Third Quarter 2006 Earnings Teleconference

October 24, 2006